Exhibit 21.1

LIST OF SUBSIDIARIES

The following entities were subsidiaries of the Registrant as of March 31, 2019. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, certain subsidiaries of the Registrant which, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) have been omitted.

Name	Jurisdiction of Incorporation or Organization
ADS Structures, Inc.	Delaware
ADS Ventures, Inc.	Delaware
BaySaver Technologies, LLC	Delaware
StormTech LLC	Delaware
ADS Worldwide, Inc.	Delaware
ADS Corporativo, S.A. de C.V.(1)	Mexico
ADS Europe B.V.	Netherlands
ADS Middle East FZE	United Arab Emirates
ADS International, Inc.	Delaware
ADS Mexicana, S.A. de C.V.(1)	Mexico
ADS Latina, LLC(2)	Delaware
ADSM Centro América, S.A.	Costa Rica
Advanced Drainage Systems of Puerto Rico, LLC	Puerto Rico
Tubos y Plásticos ADS Chile Limitada(3)	Chile
Tuberias Tigre-ADS Limitada(4)	Chile
Tigre-ADS Argentina S.R.L.(5)	Argentina
Tigre-ADS Colombia Limitada(5)	Colombia
Tigre-ADS Peru S.A.C.(5)	Peru
Tubos Tigre-ADS do Brasil Limitada(5)	Brazil
Tubos y Plásticos Tigre-ADS de Chile Limitada(5)	Chile
Green Line Polymers, Inc.	Delaware
Hancor Holding LLC	Delaware
Hancor of Canada, Inc.	Canada
Ideal Drain Tile Limited	Canada
Wave Plastics Inc.(6)	Canada
Ideal Pipe(7)	Canada
Inlet Pipe and Protection, Inc.	Illinois
Sewer Tap, Inc.	Oregon
Spartan Concrete, Inc.	Delaware

(1)	Owned 51% by ADS Worldwide, Inc. and 49% by our joint venture partner.
(2)	Owned 99% by ADS Mexicana, S.A. de C.V. and 1% by ADS Worldwide, Inc.
(3)	Owned 99% by ADS Worldwide, Inc. and 1% by ADS International Inc.
(4)	Owned 50% by Tubos y Plásticos ADS Chile Limitada and the remaining 50% by our joint venture partner.
(5)	Nominal interests are held by Tubos y Plásticos ADS Chile Limitada and our joint venture partner.
(6)	Owned 50% by Hancor of Canada, Inc. and 50% by Ideal Drain Tile Limited.
(7)	Owned 90% by Ideal Drain Tile Limited and 10% by Wave Plastics Inc.

* * * * *